As filed with the Securities and Exchange Commission on March 2, 2026

Registration No. 333-264367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-264367

UNDER
THE SECURITIES ACT OF 1933

 Forge Global Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39794	99-4383083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Schwab Way
Westlake, Texas 76262
(Address of Principal Executive Offices, including Zip Code)

(817) 859-5000
(Registrant’s telephone number, including area code)

Mike Verdeschi
Managing Director and Chief Financial Officer
3000 Schwab Way
Westlake, Texas 76262
 (817) 859-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew Guest
Nathaniel Ludewig
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1, File No. 333-264367 (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2022 by Forge Global Holdings, Inc., a Delaware corporation (the “Registrant”), as amended on May 19, 2022, and declared effective by the SEC on June 8, 2022, registering up to 25,853,271 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) issuable upon the exercise of warrants, up to 3,005,626 shares of Common Stock reserved for issuance upon exercise of warrants and former employee options, up to 12,053,331 warrants to purchase Common Stock and up to 115,289,295 shares of Common Stock, as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3, initially filed with the SEC on June 28, 2023 and declared effective by the SEC on July 12, 2023.

On March 2, 2026, pursuant to the Agreement and Plan of Merger, dated as of November 5, 2025 (the “Merger Agreement”), by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), the Registrant and Ember-Falcon Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

In connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Registrant, by filing this Post-Effective Amendment No. 2, hereby terminates the effectiveness of the Registration Statement, and, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares of Common Stock that remain unsold or unissued under the Registration Statement as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on November 6, 2025.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas, on March 2, 2026.

Forge Global Holdings, Inc.

/s/ Richard A. Wurster
Name:	Richard A. Wurster
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.